As filed with the Securities and Exchange Commission on November 18, 2020

Registration No. 333-212926

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

YINTECH INVESTMENT HOLDINGS LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3rd Floor, Lujiazui Investment Tower

No.360 Pudian Road,

Pudong New Area, Shanghai, 200125

People’s Republic of China

(Address of principal executive offices, including zip code)

Amended and Restated 2013 Share Option Scheme

Amended and Restated 2014 Share Option Scheme

Amended and Restated Pre-IPO Restricted Share Unit Scheme

(Full title of the plan)

Law Debenture Corporate Services Inc.

400 Madison Avenue, Suite 4D

New York, NY 10017

+1 212 750 6474

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Di Qian
Chief Financial Officer
Yintech Investment Holdings Limited
3rd Floor, Lujiazui Investment Tower,

No.360 Pudian Road
Pudong New Area, Shanghai, 200125
People’s Republic of China
+86 21-2028-9009

Li He, Esq. Davis Polk & Wardwell LLP 2201 China World Office 2 1 Jian Guo Men Wai Avenue Chao Yang District Beijing 100004, The People’s Republic of China +86 10-8567-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the registration statement on Form S-8 (File No. 333-212926) (the “Registration Statement”), which was filed with the Securities and Exchange Commission by Yintech Investment Holdings Limited, a company established under the laws of the Cayman Islands (the “Company”), and became effective on August 5, 2016. Under the Registration Statement, a total of 306,144,808 ordinary shares, par value US$0.00001 per share, of the Company, were registered for issuance under the Company’s Amended and Restated 2013 Share Option Scheme, Amended and Restated 2014 Share Option Scheme, and Amended and Restated Pre-IPO Restricted Share Unit Scheme (collectively, the “Plans”). This Post-Effective Amendment is being filed for the sole purpose of deregistering any unissued shares previously registered under the Registration Statement and issuable under the Plans.

On November 18, 2020, pursuant to the agreement and plan of merger dated August 17, 2020 (the “Merger Agreement”) among the Company, Yinke Holdings Ltd and Yinke Merger Co. Ltd (“Merger Sub”), Merger Sub was merged with and into the Company, with the Company being the surviving company resulting from the merger (the “Merger”). Upon completion of the Merger, the Company became a privately-held company.

As a result of the Merger, the Company has terminated all the offerings of its securities pursuant to the Registration Statement. The Company hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement which remain unsold as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on November 18, 2020.

YINTECH INVESTMENT HOLDINGS LIMITED

By:	/s/ Wenbin Chen
	Name:	Wenbin Chen
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities indicated as of November 18, 2020.

Signature	Title

/s/ Wenbin Chen	Chief Executive Officer and Director
Wenbin Chen	(principal executive officer)

/s/ Di Qian	Chief Financial Officer
Di Qian	(principal financial and accounting officer)

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act of 1933.

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